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                                                                       Exhibit 8




                                     May 12, 1998


Starwood Financial Trust
Three Pickwick Plaza, Suite 250
Greenwich, Connecticut 06830


     Re: Status as a Real Estate Investment Trust; Treatment of the Reorganization of Starwood Financial Trust; Information in the Registration Statement under "FEDERAL INCOME TAX CONSEQUENCES" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF
          THE REORGANIZATION"
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Gentlemen:

     In connection with the offering of New Shares(1) of Starwood Financial Trust a real estate investment trust organized under the laws of Maryland ("SFT-Maryland") as successor to Starwood Financial Trust, a business trust organized under the laws of the State of California (the "Trust"), pursuant to the Form S-4 Registration Statement filed with the Securities and Exchange Commission on the date hereof, as amended (the "Registration Statement"), you have requested our opinions concerning (i) the qualification of the Trust as a real estate investment trust ("REIT") for Federal income tax purposes;
(ii) the qualification of the reorganization of the Trust through the merger with and into SFT-Maryland, a newly formed wholly-owned subsidiary of the Trust (the "Reorganization") as a "reorganization" within the meaning of
Section 368(a)(1) of the Code; and (iii) the information in the Registration Statement under the headings "FEDERAL INCOME TAX CONSEQUENCES" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION."

     In formulating our opinions, we have reviewed and relied upon (i) the form of SFT-Maryland's Amended and Restated Declaration of Trust included as an exhibit to the Proxy Statement/Prospectus; (ii) the Trust's Amended and Restated Declaration of Trust, as amended to date; (iii) the form of Merger and

___________________
(1) Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

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Starwood Financial Trust
May 12, 1998
Page 2

Reorganization Agreement (the "Reorganization Agreement"), included as an exhibit to the Proxy Statement/Prospectus included in the Registration Statement; and (iv) such other documents as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth in this letter (collectively, the "Organizational and Other Documents"). We have also reviewed and relied upon the statements set forth in the Registration Statement and such provisions of law as we have deemed necessary or appropriate with respect to the opinions expressed herein. In addition, we have relied upon (w) certain representations made by the Trust as to certain factual matters relating to the Trust's organization, its actual and proposed method of operation, as set forth in an Officer's Certificate dated the date hereof; (x) certain representations made by the Trust regarding the Reorganization; (y) the Closing Agreement, dated as of March 10, 1998, between the Trust and the Internal Revenue Service that provides that the Trust is eligible to make an election under Section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed as a REIT for its taxable year beginning January 1, 1998 and correspondence submitted to the Internal Revenue Service and to us in connection therewith; and (z) the opinion of Price Waterhouse LLP concerning the Trust's eligibility to be treated as a REIT for its taxable year beginning January 1, 1998. For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Officer's Certificates, the Closing Agreement and aforementioned correspondence, the opinion of Price Waterhouse LLP, the Organizational and Other Documents, or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. In rendering these opinions, we have also assumed that all terms and provisions of the Organizational and Other Documents will be complied with by all parties hereto and are enforceable under applicable law. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

     The opinions expressed herein are based on the Code, Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the

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date hereof in any of the foregoing bases for our opinions could affect our conclusions.

     The opinions expressed herein are limited to the Federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof:

     1. The Trust's existing legal organization and its actual and proposed method of operation, as described in the Registration Statement, as set forth in the Organizational and Other Documents and as represented by the Trust, enable it to satisfy the requirements for qualification as a REIT under the Code.

     2. The Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and

     3. The statements in the Registration Statement under the headings "FEDERAL INCOME TAX CONSEQUENCES" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION," insofar as such statements constitute matters of law or legal conclusions, have been reviewed by us and are correct in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the captions "FEDERAL INCOME TAX CONSEQUENCES" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION" in the Registration Statement.



                                   Very truly yours,


                                   MAYER, BROWN & PLATT